Exhibit 5.1

Jim O. Stuckey Vice President and General Counsel Dominion Energy Services, Inc. 600 East Canal Street, Richmond, VA 23219 DominionEnergy.com

November 10, 2025

Board of Directors

Dominion Energy, Inc.

600 East Canal Street

Richmond, Virginia 23219

Dear Sir/Madam:

I am the Vice President and General Counsel of Dominion Energy, Inc. (the Company), and I have advised the Company in connection with the registration, pursuant to a Registration Statement on Form S-3 being filed on or about the date hereof with the Securities and Exchange Commission (SEC) under the Securities Act of 1933, as amended (the Securities Act), of an unlimited number of shares of the Company’s common stock, without par value, and the offering of up to 12,000,000 shares of the Company’s common stock (the Shares) thereunder, which have been reserved for issuance pursuant to the Company’s dividend reinvestment and stock purchase plan, Dominion Energy Direct Investment (Dominion Energy Direct). This opinion letter is being furnished in accordance with the requirements of Item 16 of Form S-3 and Item 601(b)(5)(i) of Regulation S-K promulgated under the Securities Act.

I have examined originals or copies of such corporate records, agreements and other instruments, certificates, orders, opinions, correspondence with public officials, certificates provided by the Company’s officers and representatives and other documents as I have deemed necessary for purposes of rendering the opinion set forth herein, including (i) the Articles of Incorporation and Bylaws of the Company, (ii) the transcript from the meeting of the Board of Directors of the Company on October 29, 2025, and (iii) the Registration Statement and exhibits thereto, including the prospectus comprising a part thereof for the offering of the Shares pursuant to Dominion Energy Direct (Prospectus).

I am of the opinion that the issuance of the Shares has been duly authorized and upon the issuance thereof and the receipt by the Company of the consideration specified therefor in accordance with the terms and provisions of the Registration Statement, the Prospectus and Dominion Energy Direct, the Shares will be validly issued, fully paid and nonassessable.

This opinion is limited to the laws of the Commonwealth of Virginia, and I have not considered, nor expressed any opinion as to the laws of any other jurisdiction.

The foregoing opinion is being furnished only for the purpose referred to in the first paragraph of this opinion letter. My opinion is based on statutes, regulations and administrative and judicial interpretations that are subject to change. I undertake no responsibility to update or supplement the opinion subsequent to the effective date of the Registration Statement. I hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and the use of my name under the caption “Legal Matters” in the Prospectus. In giving this consent, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC promulgated thereunder.

Very truly yours,

/s/ Jim O. Stuckey